UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GAMING PARTNERS INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	88-0310433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Industrial Road, Las Vegas, Nevada 89102
(Address of registrant’s principal executive offices, including zip code)

Gaming Partners International Corporation Stock Option Agreement with Gregory S. Gronau
(Full title of the plan)

David W. Grimes Chief Financial Officer Gaming Partners International Corporation 1700 Industrial Road Las Vegas, Nevada 89102
(Name and address of agent for service)

(702) 384-2425
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐ (do not check if smaller reporting company)	Smaller reporting company ☒

Please send copies of all correspondence to:

John C. Jeppsen, Esq.

KUMMER KAEMPFER BONNER RENSHAW & FERRARIO

3800 Howard Hughes Parkway

Seventh Floor

Las Vegas, Nevada 89169

(702) 792-7000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of Registration Fee
Common Stock, $0.01 par value	150,000	$6.20	$930,000	$51.89

(1)         The proposed maximum offering price and maximum aggregate offering price were computed in accordance with Rule 457(h) under the Securities Act of 1933 based upon the exercise price for the shares subject to outstanding options granted pursuant to the Gaming Partners International Corporation Stock Option Agreement with Gregory S. Gronau.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933 (“Securities Act”)  and the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Registrant with the Securities and Exchange Commission are hereby incorporated by reference:

(a)     Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(b)     Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009;

(c)     Registrant’s Current Report on Form 8-K filed on January 16, 2009; and

(d)     The description of Registrant’s Common Stock contained in Registrant’s Registration Statement on Form 8-A filed March 8, 1994 (File No. 0-23588), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference herein.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes (the “Nevada Law”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to Section 78.138 of the Nevada Law or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.138 of the Nevada Law provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  Registrant’s articles of incorporation contain a similar provision.

Subsection 2 of Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in accordance with the standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

Section 78.7502 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

Section 78.751 of the Nevada Law provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  Registrant’s articles of incorporation and bylaws require Registrant to make such payment of expenses in advance upon receipt of such an undertaking.

Section 78.751 of the Nevada Law requires the corporation to obtain a determination that any discretionary indemnification is proper under the circumstances.  Such a determination must be made by either Registrant’s stockholders; its board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or under certain circumstances by independent legal counsel.  Section 78.751 also provides that the indemnification provided for by Section 78.7502 and the advancement of expenses authorized pursuant to Section 78.751 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled except that indemnification unless ordered by a court pursuant to Section 78.7502 may not be made on or behalf of any officer or director if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action for which indemnification is sought.  The scope of indemnification under the statute shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to the benefit of their heirs, executors and administrators.

Section 78.752 of the Nevada Law empowers the corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses.

Registrant has provided for indemnification to the fullest extent permitted by the provisions of Nevada Law in its articles of incorporation and bylaws.  In addition, Registrant has contractually agreed to indemnify each present and former director of Registrant as of the closing date of its combination with Bourgogne et Grasset (the “Combination”) against any claim arising out of or pertaining to any matter existing or occurring at or prior to the closing date of the Combination, whether asserted or claimed prior to, at or after such closing date, to the fullest extent permitted under Nevada law and its articles of incorporation or bylaws then in effect.  Registrant also maintains a directors’ and officers’ liability insurance policy.  Registrant has agreed to maintain for a period of six years after the Combination a directors’ and officers’ liability insurance policy covering those persons who were covered as of the date of the Combination.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed as a part of this registration statement:

4.01

Stock Option Agreement between Gregory S. Gronau and Gaming Partners International Corporation dated May 6, 2009, incorporated by reference to Appendix A of Registrant’s definitive proxy statement dated April 6, 2009 filed with the SEC on April 6, 2009

5.01	Opinion of Kummer Kaempfer Bonner Renshaw & Ferrario as to the legality of the Common Stock being registered.

23.01	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm

23.02	Consent of Kummer Kaempfer Bonner Renshaw & Ferrario (contained in Exhibit 5.01).

24.01	Power of Attorney (contained on the signature page hereto).

Item 9.  Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on May 13, 2009.

GAMING PARTNERS INTERNATIONAL CORPORATION

By:	/s/ GERARD P. CHARLIER
Gerard P. Charlier
President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Gaming Partners International Corporation hereby appoint Laura McAllister Cox and David W. Grimes, and either of them, as attorney-in-fact for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this registration statement and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ GERARD P. CHARLIER	Director, President and Chief Executive Officer	May 13, 2009
Gerard P. Charlier	(Principal Executive Officer)

/s/ DAVID W. GRIMES	Chief Financial Officer	May 13, 2009
David W. Grimes	(Principal Financial and Accounting Officer)

/s/ MARTIN A. BERKOWITZ	Director	May 13, 2009
Martin A. Berkowitz

Signature	Title	Date

Director
Elisabeth Carrette

/s/ ERIC P. ENDY	Director	May 13, 2009
Eric P. Endy

Director
Charles R. Henry

/s/ ROBERT J. KELLY	Director	May 13, 2009
Robert J. Kelly

Director
Alain Thieffry

Exhibit Number	Description

4.01

Stock Option Agreement between Gregory S. Gronau and Gaming Partners International Corporation dated May 6, 2009, incorporated by reference to Appendix A of Registrant’s definitive proxy statement dated April 6, 2009 filed with the SEC on April 6, 2009

5.01	Opinion of Kummer Kaempfer Bonner Renshaw & Ferrario re: legality of the securities being registered

23.01	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm

23.02	Consent of Kummer Kaempfer Bonner Renshaw & Ferrario (contained in Exhibit 5.01).

24.01	Power of Attorney (contained on the signature page hereto).